EXHIBIT 99.1

For Immediate Release	Contact:	Richard P. Cleys, VP and CFO
May 15, 2007		ScanSource, Inc.
864.286.4358

SCANSOURCE SHARES TO REMAIN LISTED

PENDING NASDAQ REVIEW

GREENVILLE, SC – May 15, 2007 – ScanSource, Inc., (NASDAQ: SCSC), a leading international value-added distributor of specialty technology products, announced today that the Company received a written notification that the NASDAQ Listing and Hearing Review Council had accepted the Company’s request and called for review of the Company’s listing status and that ScanSource common stock shall remain listed on The NASDAQ Stock Market pending that review. The Company has until June 29, 2007 to provide additional information to the Listing Council. The Company’s prior compliance due date was May 16, 2007 for the filing with the SEC of its quarterly reports on Form 10-Q for the quarters ended September 30, 2006 and December 31, 2006. This call for review and stay also covers the additional NASDAQ Staff Determination Letter received by the Company on May 15, 2007 indicating that the Company’s failure to file its quarterly report on Form 10-Q for the quarter ended March 31, 2007, as required by Marketplace Rule 4310(c)(14), serves as an additional basis for delisting the Company’s common stock from The NASDAQ Stock Market.

In addition, the Company obtained additional waivers until June 30, 2007 under the Company’s Credit Agreement, with respect to the delivery of certain quarterly information and documentation to its lenders, to the extent impacted by the pending review of the Special Committee of the Board of Directors of the Company’s stock option grant practices and related accounting issues from the time of its initial public offering in 1994 to the present.

As previously reported, the Company is in the process of preparing to restate prior financial statements and believes the aggregate non-cash compensation charges in such restatements will be in the range of $5.9 million to $7.0 million for periods from 1994 to 2006. On May 14, 2007, the Board of Directors determined, in consultation with the Company’s management and its independent registered public accounting firm and based on guidance recently issued by the Office of Chief Accountant of the SEC regarding restatements relating to accounting for stock option grants, that the restatement of its financial statements will be set forth in an amendment to its Annual Report on Form 10-K for the year ended June 30, 2006 and will include a restatement of financial statements for fiscal years 2004, 2005 and 2006 and restated quarterly financial information for fiscal 2005 and 2006 quarters (in addition to the other disclosures set forth in the referenced SEC guidance, as applicable). Accordingly, such annual and quarterly financial statements should no longer be relied upon. With respect to financial statements for all earlier periods, the restatement will affect financial statements for prior fiscal years and, based on the referenced SEC guidance, the Company will reflect those adjustments in selected financial data for fiscal years ended June 30, 2002 and 2003 with columns labeled “restated,” and as part of the opening balances for the fiscal year ended June 30, 2004.

The Company intends to file with the SEC the amended 2006 Annual Report and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, December 31, 2006, and March 31, 2007, as soon as practicable.

Certain statements contained in this release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements, including, but not limited to, the timing and outcome of the review being conducted by the Special Committee of the Company’s Board of Directors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ: SCSC} is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephony products); and ScanSource Security Distribution (electronic security products).

ScanSource serves the North America marketplace and has an international segment, which sells AIDC and POS products, in Latin America and Europe. Founded in 1992, the company ranks #956 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

# # #